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									OMB APPROVAL

							OMB Number:	3235-0145
							Expires:	August 31, 1999
							Estimated average burden
							hours per form 14.90

						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13G

			Under the Securities Exchange Act of 1934
					  (Amendment No. 1)


					Information Resources, Inc.
					  (Name of Issuer)

						Common Stock
-------------------------------------------------------------------------
				(Title of Class of Securities)

						  456905108
						(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

					/XX/	Rule 13d-1(b)
					/___/	Rule 13d-1(c)
					/___/	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 7


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CUSIP No. 456905108				13G					Page 2 of 7
Pages

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1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	R. Eliot King and Associates Incorporated
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2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*			(a)/  /
													(b)/  /
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3	SEC USE ONLY

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4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
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	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				*
	BENEFICIALLY		--------------------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH				1,977,554
	 REPORTING		--------------------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				*
					--------------------------------------------------
					8	SHARED DISPOSITIVE POWER
						1,977,554
---------------------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,977,554
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	7.0
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14	TYPE OF REPORTING PERSON*
	CO and IA
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				*SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 456905108				13G					Page 3 of 7
Pages

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1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	John K. Nelson
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*			(a)/  /
													(b)/  /
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3	SEC USE ONLY

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4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
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	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				40,206
	BENEFICIALLY		--------------------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH				1,977,554
	 REPORTING		--------------------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				40,206
					--------------------------------------------------
					8	SHARED DISPOSITIVE POWER
						1,977,554
---------------------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,017,760
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12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	7.1
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14	TYPE OF REPORTING PERSON*
	IN
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				*SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 456905108				13G					Page 4 of 7
Pages

ITEM 1.

     (a)  The name of the issuer is Information Resources, Inc. ("IRI").

     (b) The principal executive office of IRI is located at 150 N. Clinton St., Chicago, IL 60661.


ITEM 2.

     (a) The persons filing this statement (the "Reporting Persons") and, where applicable, their respective places of organization, general partners, directors, executive officers and controlling persons, and the information regarding them, are as follows: R. Eliot King and Associates Incorporated ("REK") and John K. Nelson ("Nelson").

     (b) The principal business office of REK and Nelson is located at 3000 Sand Hill Road, Building 2, Suite 245, Menlo Park, CA 94025.

     (c) REK is a California corporation. Nelson is a member of the Board of Directors and the President of REK.

     (d)  This statement relates to shares of Common Stock of IRI
(the"Stock").

     (e)  The CUSIP number of the Stock is 456905108.


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CUSIP No. 456905108				13G					Page 5 of 7
Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

	(a)  /  /  Broker or Dealer registered under Section 15 of the Act.

	(b)  /  /  Bank as defined in section 3(a)(6) of the Act.

	(c) / / Insurance Company as defined in section 3(a)(19) of the Act.

	(d) / / Investment Company registered under section 8 of the Investment Company Act.

	(e) /XX/ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

	(f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or
Endowment Fund; see section 240.13d-1(b)(1)(ii)(F).

	(g)  /  /  Parent Holding Company, in accordance with section 240.13d-
1(b)(1)(ii)(F)

	(h)  /  /  Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

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CUSIP No. 456905108				13G					Page 6 of 7
Pages

ITEM 4.  OWNERSHIP.

REK

	(a)	REK beneficially owns 1,977,554 shares of the Stock.
	(b)	REK beneficially owns 7.0 % of the Stock outstanding.
	(c)	(i) REK has the sole power to vote or to direct the vote of -0-
shares of the Stock.
		(ii) REK has the shared power to vote or to direct the vote of 1,977,554 shares of the Stock.
		(iii) REK has the sole power to dispose or to direct the disposition of -0- shares of the Stock.
		(iv)	REK has the shared power to dispose or to direct the
disposition of 1,977,554 shares of the Stock.

Nelson

	(a)	Nelson beneficially owns 2,017,760 shares of the Stock.
	(b)	Nelson beneficially owns 7.1 % of the Stock outstanding.
	(c)	(i)	Nelson has the sole power to vote or to direct the vote of
40,206 shares of the Stock.
		(ii)	Nelson has the shared power to vote or to direct the vote of
1,977,554 shares of the Stock.
		(iii) Nelson has the sole power to dispose or to direct the
disposition of 40,206 shares of the Stock.
		(iv) Nelson has the shared power to dispose or to direct the disposition of 1,977,554 shares of the Stock.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

Instruction:  Dissolution of a group requires a response to this item.


ITEM. 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

R. Eliot King & Associates Incorporated is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale, of the Stock. No individual client's holdings of the Stock are more than 5 percent of the class.

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CUSIP No. 456905108				13G					Page 7 of 7
Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURES

     After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:	January ___, 1999

R. ELIOT KING & ASSOCIATES INCORPORATED


By:	/s/ John K. Nelson
	John K. Nelson, President


/s/	John K. Nelson
	John K. Nelson


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